                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G
                                (RULE 13d-102)


          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
           RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                           (AMENDMENT NO. __1__)/1/



                            ASCENT PEDIATRICS, INC.
--------------------------------------------------------------------------------
                               (Name of issuer)

                  COMMON STOCK,  par value $0.00004 per share
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   04362X101
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                  June 1, 1998
--------------------------------------------------------------------------------
            (Date of event which requires filing of this statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
      [_] Rule 13d-1(b)
      [X] Rule 13d-1(c)
      [_] Rule 13d-1(d)


                      (Continued on the following pages)

                              (Page 1 of 9 Pages)


________________________________

     /1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

-------------------                                        -------------------
CUSIP NO. 04362X101                                         PAGE 2 OF 9 PAGES
-------------------                                        -------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Triumph - Connecticut Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      State of Connecticut

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            654,591

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             654,591

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      654,591
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.64%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G

-------------------                                        -------------------
CUSIP NO. 04362X101                                         PAGE 3 OF 9 PAGES
-------------------                                        -------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Triumph - Connecticut Capital Advisors, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      State of Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            654,591

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             654,591

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      654,591
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.64%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G

-------------------                                        -------------------
CUSIP NO. 04362X101                                         PAGE 4 OF 9 PAGES
-------------------                                        -------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Triumph - Capital Group, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      State of Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            654,591

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             654,591

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      654,591
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.64%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G

-------------------                                        -------------------
CUSIP NO. 04362X101                                         PAGE 5 OF 9 PAGES
-------------------                                        -------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Frederick W. McCarthy

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            654,591

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             654,591

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      654,591
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.64%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                           STATEMENT ON SCHEDULE 13G


Item 1(a).     Name of Issuer:
               --------------

               Ascent Pediatrics, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

               187 Ballardvale Street
               Wilmington, MA 01887

Item 2(a).     Names of Person Filing:
               ----------------------

               Triumph - Connecticut Limited Partnership
               Triumph - Connecticut Capital Advisors, L.P.
               Triumph Capital Group, Inc.
               Frederick W. McCarthy

Item 2(b).     Business Mailing Address for the Person Filing:
               ----------------------------------------------

               Triumph Capital Group, Inc.
               60 State Street, 21st Floor
               Boston, MA 02109

Item 2(c).     Citizenship:
               -----------

               State of Connecticut
               State of Delaware
               State of Delaware
               USA

Item 2(d).     Title of Class of Securities:
               ----------------------------

               Common Stock, par value $0.00004 per share

Item 2(e).     CUSIP Number:
               ------------

               04362X101

Item 3.        If this statement is filed pursuant to Rules 13d-1(b), or
               ---------------------------------------------------------
               13d-2(b), check whether the person filing is a:
               -----------------------------------------------

               Not Applicable

Item 4.        Ownership:
               ---------

               (a)  Amount Beneficially Owned:
                    654,591 shares of Common Stock

               (b)  Percent of Class:
                    8.64%

               (c)  Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:
                          654,591 shares of Common Stock

                    (ii)  shared power to vote or to direct the vote:  none

                    (iii) sole power to dispose or to direct the disposition of:
                          654,591 shares of Common Stock

                    (iv) shared power to dispose or to direct the disposition of: none

Item 5.        Ownership of Five Percent or Less of a Class:
               --------------------------------------------

               Not Applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:
               ---------------------------------------------------------------

               Not Applicable

Item 7.        Identification and Classification of the Subsidiary Which
               ---------------------------------------------------------
               Acquired the Security Being Reported on By the Parent Holding
               -------------------------------------------------------------
               Company:
               -------

               Not Applicable

Item 8.        Identification and Classification of Members of the Group:
               ---------------------------------------------------------

               Not Applicable

Item 9.        Notice of Dissolution of Group:
               ------------------------------

               Not Applicable

Item 10.       Certification:
               -------------

                      By signing below I certify that, to the best of my
               knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: September ___, 1998


                               Triumph-Connecticut Limited Partnership
                               by Triumph-Connecticut Capital Advisors, L.P.
                                  Its General Partner


                               By:   /s/ Frederick W. McCarthy
                                  --------------------------------
                                  Frederick W. McCarthy
                                  Its General Partner


                               Triumph-Connecticut Capital Advisors, L.P.


                               By:  /s/ Frederick W. McCarthy
                                  --------------------------------
                                  Frederick W. McCarthy
                                  Its General Partner



                               Triumph Capital Group, Inc.



                               By:  /s/ Frederick W. McCarthy
                                  --------------------------------
                                  Frederick W. McCarthy
                                  Its President


                                    /s/ Frederick W. McCarthy
                               -------------------------------------
                               Frederick W. McCarthy

                             JOINT FILING AGREEMENT


     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Ascent Pediatrics, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

     In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this ____ day of September, 1998.


                               Triumph-Connecticut Limited Partnership
                               by Triumph-Connecticut Capital Advisors, L.P. Its General Partner


                               By:  /s/ Frederick W. McCarthy
                                  --------------------------------
                                  Frederick W. McCarthy
                                  Its General Partner


                               Triumph-Connecticut Capital Advisors, L.P.


                               By:  /s/ Frederick W. McCarthy
                                  --------------------------------
                                  Frederick W. McCarthy
                                  Its General Partner



                               Triumph Capital Group, Inc.



                               By:  /s/ Frederick W. McCarthy
                                  --------------------------------
                                  Frederick W. McCarthy
                                  Its President


                                    /s/ Frederick W. McCarthy
                               -------------------------------------
                               Frederick W. McCarthy